Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-266522 on Form S-3 of our report dated March 10, 2022, relating to the financial statements of Sandridge Energy, Inc. and the effectiveness of Sandridge Energy, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sandridge Energy, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

August 15, 2022